ZAYO GROUP ANNOUNCES AMENDMENT, ADD-ON AND RE-PRICING OF CREDIT AGREEMENT
Approximately $2 Million of Annual Cash Interest Savings on $150 Million Larger Credit Facility

BOULDER, Colo. - Dec. 2, 2013 - Zayo Group, LLC (“Zayo”), announces it has successfully completed the amendment of its credit agreement, including an add-on and re-pricing of its term loan and re-pricing of its revolving credit facility.

The $1.6 billion term loan facility was increased by $150 million to $1.75 billion and will bear interest at LIBOR plus 3.00 percent (versus the previous 3.50 percent), with a minimum LIBOR rate of 1.00 percent, and was priced at par. Its revolving credit facility will bear interest at LIBOR plus 2.75 percent (versus the previous 3.00 percent) based on the current leverage level. As a result of the re-pricing and incremental $150 million, Zayo expects to save approximately $2 million of annual cash interest payments. The incremental $150 million will be for general corporate purposes.

Morgan Stanley, Barclays Capital and RBC Capital Markets served as joint bookrunners and Citigroup, Goldman Sachs, SunTrust and UBS served as co-managers on the term loan re-pricing, and SunTrust acted as the agent on the revolving credit facility.

About Zayo Group

Based in Boulder, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, metro, national, international and fiber-to-the-tower networks. With its acquisitions of AboveNet, FiberGate, First Telecom Services, and Access Communications, Zayo’s network includes 75,954 route miles, spanning 45 states in the US as well as major cities in the United Kingdom, France, Germany and the Netherlands. Its network serves approximately 14,001 on-net buildings, including 602 data centers, 586 carrier PoPs, and 3,469 cell towers. Zayo’s colocation assets include 175,036 billable square feet of interconnect-focused colocation space.

Media Contact
Linhart Public Relations for Zayo
Ashley Frost
AFrost@linhartpr.com